Exhibit 10.19.2

Google Affiliate Network

March 25th, 2012

Google Affiliate Network (GAN) allows publishers to earn revenue on a cost-per-action basis for delivering qualified conversions (purchases or other qualified actions) to participating advertisers. Publishers participating in GAN must comply with the following sections of the standard AdSense program policies, where any mention of AdSense code applies to the use of GAN:

•	Invalid Clicks and Impressions (except as permitted under “Encouraging Conversions” below)

•	Content Guidelines

•	Copyrighted Material

•	Webmaster Guidelines

•	Traffic Sources

•	Ad Behavior

•	Ad Placement

•	Site Behavior

•	Google Advertising Cookies

In addition, publishers must follow the policies listed below. In some cases, the policy specific to GAN will differ from the standard AdSense program policies and will be indicated below.

If you fail to comply with these policies, we reserve the right to disable your account at any time. If your account is disabled, you will not be eligible for further participation in the program.

Invalid Conversions

Conversions (purchases or other qualified actions) generated through your ads must result from genuine user interest. Any method that generates invalid conversions, or uses artificial means to emulate actual purchases or other qualified actions, is strictly prohibited. These methods include but are not limited to using an expired or stolen credit card for purchases, buying and returning items to earn commissions, submitting registrations with false information, self-inflating, duplicating or stealing registrations, or using a device, program, robot, or other means to emulate actual purchases or other qualified actions.

Encouraging Conversions

Publishers are allowed to encourage users to convert through their GAN ads, although if compensation is being offered to users as an incentive for purchasing or generating other qualified actions, it must be approved by Google and each individual advertiser. For example, ‘loyalty’ sites that provide users with miles, points, or some other type of reward for converting are allowed as long as they are approved by Google and each individual advertiser. In addition, publishers may make purchases through GAN ads on their own site, as long as such behavior is permitted within the advertiser specific terms.

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Communications With Advertisers

GAN advertisers and publishers are encouraged to communicate directly with each other. Through the GAN interface, contact information may be made available to both parties to facilitate direct communications. Please note that this is an exception to our standard AdSense Online Terms, which require that certain types of communications from publishers be solely directed to Google and not to any advertiser.

Additionally, other information provided by publishers through the interface, such as a description of your website, business model and promotional methods, is also made available to Google, GAN advertisers and potential advertisers. Some promotional methods, such as the use of software applications or email marketing, must be disclosed through the GAN interface and require approval from Google and each applicable advertiser.

Passing Personal Information

Google Affiliate Network Publishers must not pass to Google any personally identifiable user information through tracking links or any other means. For example, if you implement member tracking, which allows you to attribute member activity to users, you must not pass to Google any personally identifiable information in this field.

Number of GAN Accounts

Publishers may have only one GAN account (KID) associated with a Google AdSense account. Publishers may request an exception to this policy.

Email Marketing

Publishers using Google Affiliate Network may display GAN ads in emails to users that have selected to receive email, as long as each advertiser has provided approval to be included in email. Please note that this is an exception to our standard program policies, which prohibit the placement of ads in emails.

Publishers displaying GAN ads in emails must adhere to all applicable legislation and regulations governing email marketing, including the CAN-SPAM Act of 2003. Emails must:

Contain accurate sender information and subject lines

•	Include a functioning Internet based opt-out mechanism

•	Include publisher’s postal address

•	Not be false or misleading

As required by law, publishers must promptly remove end-users who opt-out.

Publisher Software Applications/Toolbars

Publishers using Google Affiliate Network may use software applications/toolbars in connection with GAN ads as long as such use complies with our Publisher Software Application Guidelines. Please note that this is an exception to our standard program policies, which prohibit the placement of ads in software applications of any kind, including toolbars.

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Third Party Ad Placements

Publishers are permitted to place GAN ads on third party websites only if:

•	The owner of the website has given permission for ads to be placed on their site;

•	The webpage and/or promotional method complies with all program policies;

•	The relationship is transparent and disclosed to GAN advertisers;

•

The relationship is not used as a method to circumvent another publisher’s exclusion from an advertiser program or GAN. For example, if publisher X is declined or disabled from advertiser Y’s program (or the network), you may not provide your ads for advertiser Y to publisher X;

•	Promotional methods do not modify browser settings or otherwise interfere with site navigation; and

•	The relationship is not used as a method to circumvent the Publisher Software Application Guidelines.

Please note that some advertisers may not allow for your ads to be displayed on any (or certain) third party websites. In the event that advertisers (and/or Google on their behalf) request you to cease the placement of such ads, you must immediately remove them.

Referrer Blocking

Publishers may not mask or alter referring URLs in order to obscure traffic sources.

Advertiser Specific Terms

Many GAN advertisers may require publishers to accept and comply with additional terms and conditions (‘Advertiser Specific Terms’.) Advertiser Specific Terms may include, among other things, restrictions around the use of coupon codes, brand names, keywords, URLs, and/or specific promotional methods. Publishers who accept yet fail to comply with Advertiser Specific Terms are subject to the enforcement actions defined by each advertiser, which may include an adjustment to commissions and being disabled entirely from an advertiser program. Publishers who violate advertiser specific terms may also be subject to network enforcement action, which may include adjustment to commissions or account removal.

Google - Privacy & Terms

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